Exhibit 19.1

STATEMENT OF POLICY ON INSIDER TRADING

The following sets forth the Insider Trading Policy of Apartment Investment and

Management Company (“Aimco” or the “Company”). This policy covers trading of securities of Aimco, Aimco OP L.P., entities in which Aimco directly or indirectly owns an interest or acts as a general partner, as well as the securities of other companies with which Aimco does business or is in negotiations. This policy covers all directors and all teammates, regardless of position. Aimco has adopted this policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with Aimco. We have all worked hard to establish Aimco’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.

The restrictions in this policy apply not just to directors, officers and teammates, but also to their spouses, minor children, adult family members sharing the same household and others living in their household who may gain access to or become aware of material non-public information regarding Aimco, as well as any other person or entity over whom the officer, director or teammate exercises substantial influence or control over his, her or its securities trading decisions, and any trust or other estate in which an officer, director or teammate has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity (“Related Insiders”). The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material nonpublic information. Persons subject to this policy are individually responsible for complying with this policy and ensuring the compliance of any Related Insiders whose transactions are subject to this policy. You should make your family and household members aware of the need to confer with you before they trade in Aimco securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Please read this policy carefully. Contact the Legal Department – Jennifer Johnson, General Counsel, at 983-888-0440 -- if at any time you have questions about this policy or its application to a particular situation or if you plan to trade in Aimco securities but are unsure about whether you are able to do so.

I. You May Not Trade When You Have Material Non-Public Information

The Federal securities laws and Aimco policy strictly prohibit any teammate, officer or director of Aimco from buying, selling or engaging in any other transaction related to any securities of a company while such person has material non-public information (commonly referred to as “inside information”) relating to that company. The term “securities” refers to what is more commonly called “stock” and includes equity securities (such as Aimco common or preferred stock – whether obtained in a market transaction or by a stock grant from Aimco – and partnership units in Aimco OP L.P. (also known as “OP Units”)), convertible securities, options, bonds and derivatives.

A. When Information is Material

Under Company policy and United States laws, information is material if there is a substantial likelihood that a reasonable investor would consider the information important in determining

Exhibit 19.1

whether to trade in a security; or the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, the following:

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earnings announcements, projections or guidance, or changes to previously released announcements, projections or guidance;
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annual or quarterly financial results;
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possible acquisitions, divestitures or joint ventures;
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expansion or curtailment of operations and business disruptions;
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significant business developments;
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the gain or loss of major contracts;
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a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;
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write-downs and additions to reserves for bad debts;
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major litigation, investigations or government actions;
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a pending or proposed merger, acquisition, tender offer, joint venture, restructuring, recapitalization or change in assets;
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changes in auditors or auditor notification that the Company may no longer rely on an audit report;
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events regarding securities, including changes to the rights of securityholders, a public or private offering of additional securities, stock splits, issuances, dividend increases or decreases and redemptions;
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changes in analyst recommendations or debt ratings;
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extraordinary borrowing or other financing transactions out of the ordinary course;
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liquidity problems; and
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extraordinary management changes.

“Material information” cannot be defined precisely, because there are many gray areas and varying circumstances. Although you may not have information about Aimco or another company that you consider material, Federal regulators and others may conclude that the information you have is material, and anyone scrutinizing your transactions will be doing so with the benefit of hindsight. To protect yourself and Aimco, when doubt exists, you should presume that the information is material and seek the guidance of the Legal Department.

B. When Information is Non-Public

Information is considered to be non-public until it has been publicly disseminated and sufficient time has passed for the securities markets to digest the information. Information is not necessarily public merely because it has been discussed in the press or on social media, which sometimes reports rumors. You should presume that information is non-public unless you can point to its official release by Aimco in at least one of the following ways:

•
a public filing with the Securities and Exchange Commission;
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the issuance of a press release; or

Exhibit 19.1

•
meetings with members of the press or the public.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the release of material information. Aimco policy requires that you wait at least two full trading days after the announcement of material information before trading. For example, if Aimco issues a press release in the middle of the day on Monday (after the NYSE opened), you would not be able to trade until Thursday morning. If Aimco issues a press release at 8 a.m. New York time, on Monday (before the NYSE opened), you would be able to trade on Wednesday morning. If Aimco issues a press release at 5 p.m. New York time, on Monday (after the NYSE closed), you would be able to trade on Thursday morning.

C. Restrictions on Trading

1. You May Not Trade While You Have Material Non-Public Information. No teammate, officer or director, or other person or entity subject to this policy, may buy, sell or engage in any other transaction related to Aimco securities while such person has material non-public information regarding Aimco. This prohibition extends not only to transactions involving Aimco securities (including securities issued by Aimco, Aimco OP L.P. and other entities in which Aimco owns an interest or acts as a general partner), but also to transactions involving the securities of another company when you learn material non-public information about that company by virtue of your position with Aimco (such as a company with which Aimco is considering entering into a transaction) or otherwise.

2. “Restricted Persons” May Trade Only After Receiving the Prior Approval of the Legal Department.

If you are:

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a member of the Board of Directors;
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an executive officer;
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an officer;
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a teammate in the legal, finance, accounting, transactions, or development groups; or
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a teammate working in Aimco’s Denver or Washington, D.C. headquarters,

then you (and your applicable family and household members) are subject to heightened scrutiny and are referred to as a “Restricted Person.” The Legal Department may also identify as “Restricted Persons” other persons who do not fall within the categories above and will notify such persons in writing. Even though you may not have material, non-public information, others at Aimco may have such information. If you bought, sold, engaged in other transactions related to Aimco securities, or made recommendations regarding Aimco securities when someone else had material, non-public information, that information could be attributed to you. Except as otherwise specifically provided in this policy, Restricted Persons must receive the approval of the Legal Department before entering into any transaction in Aimco securities. In the absence of special circumstances approved by the Legal Department, Restricted Persons generally will be permitted to trade in Aimco securities only during the period beginning two full trading days following the public release of Aimco’s quarterly and annual financial results and ending on the last day of the last month of any fiscal quarter. Regardless of this guideline, you may not trade if you are in possession of material non-public information. You also may not trade if the Legal Department issues a “no-trade” directive to you.

In addition, many Restricted Persons (members of the Board of Directors and executive officers) are also subject to additional restrictions under Federal securities laws, which are

Exhibit 19.1

described in the Policy Statement on Trading in Company Securities for Executive Officers and Directors, which is distributed to each person subject to such restrictions. Additional copies of the memorandum are available from the Legal Department upon request. Any questions regarding these special rules and requirements should be directed to the Legal Department.

3. Limited Exceptions. There are very limited exceptions to the prohibition against trading while in possession of inside information. It does not matter that the transactions in question may have been planned or committed to before you received non-public material information, regardless of the economic loss that you may believe you might suffer as a consequence of not trading and regardless of how or why you received the non-public material information. The only exceptions to this policy (including the pre-clearance requirements) are as follows:

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The exercise of a stock option granted under any stock-based incentive plan when no stock is sold to fund the exercise price or related taxes (other than a tax withholding right pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements). Note, however, that, this policy does apply to engaging in a “cashless” exercise—the simultaneous sale through a broker of some or all of the shares acquired through the exercise of an option.
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The vesting of restricted stock or the settlement of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units. Note, however, that the policy does not apply to any market sale of restricted stock or sale of Company common stock received upon the settlement of restricted stock units.
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Purchases pursuant to any existing election under Aimco’s 401(k) plan or any other plan under which teammates may purchase stock pursuant to a standing election. Note, however, that new elections and changes in elections to increase or decrease the amount of your contributions to the fund, fund-switching transactions, borrowings against your account, or pre-paying a loan if it will result in allocation of loan proceeds to the Aimco stock fund are subject to the policy and may only take place at a time when you are otherwise able to trade securities of the Company under this policy and must otherwise comply with this policy (including Section 5).
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Purchases of Aimco stock in the Employee Stock Purchase Plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The policy also does not apply to purchases of Aimco securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. Note, however, that the policy does apply to an election to participate in the plan for any enrollment period, changes in payroll contributions and to sales of Aimco stock purchased under the plan.
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Any transaction made pursuant to a pre-arranged trading plan (“Trading Plan”) or a blind trust (“Blind Trust”) established in compliance with SEC Rule 10b5-1. You may establish or modify a Trading Plan or Blind Trust only during periods when you are allowed to trade under this policy and you may establish, modify or terminate a Trading Plan or Blind Trust only with the prior approval of the Legal Department. Directors and officers (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information.

Exhibit 19.1

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Any other purchase of Aimco securities directly from the Company or sales of Aimco securities directly to the Company with the approval by the general counsel of the Company.

4. Gifts. You should never use a gift of securities to evade the prohibitions against using material non-public information in a securities transaction. Although gifts are not automatically subject to the trading window restrictions noted in Section 2, above, you should be careful to avoid gifts if you have material non-public information. In addition, gifts to charitable institutions that intend to sell the shares immediately upon receipt should not be made at any time that you possess material non-public information. In order to assess the potential insider trading issues related to gifts, Restricted Persons must contact the Legal Department before making a gift of Aimco securities.

5. Margin Accounts and Pledges. Restricted Persons are prohibited from pledging Aimco securities as collateral for a loan or holding Aimco securities in a margin account. A pledge of securities (including the establishment of a margin account or pledge agreement) may expose the pledgor to insider trading liability if he or she obtains the loan while in possession of material non-public information and then defaults, leaving the lender with insufficient coverage. Additionally, a margin call or foreclosure resulting in a sale of securities that occurs when the pledgor is in possession of material non-public information may subject the pledgor to insider trading liability. Because of this danger, Aimco discourages all persons subject to this policy from pledging Aimco securities as collateral for a loan or holding Aimco securities in a margin account. Entering into a pledge agreement or holding Aimco securities in a margin account should be viewed as a transaction subject to the terms of the policy and shall require preclearance by the Legal Department. In order to obtain preclearance to pledge Aimco securities or hold them in a margin account, you must clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities, you may only pledge securities that are shares held in excess of Aimco’s stock ownership guidelines (if applicable to you), and the operative agreement for your pledge or margin account must require that the counterparty resort to the pledged securities only after seeking repayment from your other identified sources of financial capacity, or provide you with notice and an opportunity to use other collateral before resorting to the pledged securities. In such event, you must seek to use such alternative sources unless you obtain preclearance from the Legal Department for the sale of the pledged securities to occur, and the sale may only occur during an open window.

6. Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions with respect to Company securities, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts with respect to Aimco securities. Hedging transactions may allow a director, officer or other teammate to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other teammate no longer having the same objectives as the Company’s other shareholders.

7. Publicly-Traded Options. Given the relatively short term of many publicly-traded options, transactions in certain types of options may create the appearance that a director, officer, or teammate is trading based on material nonpublic information and focus a director’s, officer’s or other teammate’s attention on short-term performance at the expense of the Company’s long-term objectives. You may trade in options, warrants, puts and calls (or similar instruments) in Aimco securities provided that the instrument cannot by its terms be exercised in less than six months. You may not trade in any options, warrants, puts or calls (or similar instruments) on Aimco’s securities that are exercisable within six months of your trade.

Exhibit 19.1

8. Short Sales. You may not engage in short sales of Aimco securities. A short sale has occurred if the seller: (a) does not own the securities sold; or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve Aimco’s performance, and often have the potential to signal to the market that the seller lacks confidence in Aimco’s prospects.

9. Short Term Trading. If you purchase Company securities, you are strongly discouraged from selling any Company securities of the same class (which includes any other securities that are convertible or exchangeable into such class) during the six months following the purchase (or vice versa), except to cover taxes related to the vesting of restricted stock or the settlement of restricted stock units. Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.

9. Standing and Limit Orders. You may not place standing or limit orders on Company securities, unless executed as part of an approved Trading Plan or Blind Trust discussed in section 3 of this Policy. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when you possess material nonpublic information.

10. Post-Termination Transactions. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Aimco securities until that information has become public or is no longer material. In addition, Restricted Persons may continue to be subject to the legal requirements described in the Policy Statement on Trading in Company Securities for Executive Officers and Directors, in accordance with applicable law.

D. No Tipping of Material Non-Public Information to Others

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy, as well as the Company’s Policy on Confidentiality of Information, to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information. This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee. Both the tipper (the person who gives the material non-public information) and the tippee (the person who receives the material non-public information) can be held liable under the securities laws in such situations. To avoid even the appearance of impropriety, it is wise to refrain from making recommendations about buying or selling the securities of Aimco or other entities with which Aimco has a relationship.

E. Liability and Consequences

Federal law imposes heavy penalties on those who buy, sell or engage in other transactions related to a company’s securities while such person has inside information about that company. Federal law also imposes heavy penalties on those who pass along the inside information to others who use it to buy, sell or engage in other transactions related to a company’s securities. Potential penalties include:

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civil penalties of up to three times the amount of profit gained or loss avoided as a result of the unlawful action;
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a criminal fine of up to $5 million (no matter how small the profit);

Exhibit 19.1

•
a jail term of up to 20 years; and
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private suits for damages.

In addition, Aimco and any supervisor of a teammate who trades with or tips inside information may face “controlling person” liability of:

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civil penalties of up to the greater of $1 million or three times the amount of profit gained or loss avoided as a result of the unlawful action;
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a criminal penalty of up to $25 million for Aimco and up to $5 million for the individual supervisor(s); and
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private suits for damages.

Teammates, officers and directors who violate this policy may be subject to discipline by Aimco, up to and including termination of employment. Finally, in addition to the above consequences, severe, and possibly irreparable, damage to Aimco’s reputation can result from trading on, tipping or other improper use of material non-public information.

II. Safeguarding Confidential Information

If material information relating to Aimco or its business is considered nonpublic, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care must be exercised at all times in order to protect Aimco’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

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Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.
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Avoid discussing confidential information on cellular phones and speaker phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.
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Do not give your computer or other account IDs and passwords to any other person. Password protect computers and log off when they are not in use.
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Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where persons who do not have a need to know the content of the documents may see them.
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Be aware that the internet and other external electronic mail carriers are not secure environments for the transmission of confidential information.
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Comply with the specific terms of any confidentiality agreements of which you are aware.
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Upon termination of your employment, you must return to Aimco all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
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You may not bring the confidential information of any former employer to Aimco.

Exhibit 19.1

III. Providing Information About Aimco

A. Responding to Requests for Information

You may receive questions concerning various activities of Aimco. Such inquiries can come from the media, securities analysts and others regarding Aimco’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other important information. Only individuals specifically authorized to do so by Aimco may answer questions about or disclose information concerning Aimco. Under no circumstances should you attempt to handle these inquiries without prior authorization. Refer all such inquiries to your supervisor, who will direct the inquiry to the proper officer.

B. Regulation FD

Aimco is committed to fair disclosure to investors in compliance with all applicable securities laws and regulations, including SEC Regulation FD. Regulation FD prohibits public companies from selectively disclosing material nonpublic information to securities analysts, broker-dealers, other securities market professionals and stockholders who may trade on the basis of the information (“Securities Professionals”). Whenever a company (or person acting on its behalf) discloses material nonpublic information to Securities Professionals, under Regulation FD, the company must simultaneously make public disclosure of the information in question. If Aimco learns that it has unintentionally disclosed material nonpublic information, it must make the information public within 24 hours. For a discussion of what types of information are likely to be deemed material, see Section I.A. of this policy above entitled, “When Information is Material.”

To avoid violation of Regulation FD, Aimco must strictly adhere to disciplined procedures and recordkeeping with respect to formal and informal contacts with Securities Professionals. If possible, the Chief Financial Officer (or the CFO’s designee), should be included in all contacts with Securities Professionals. If the CFO (or the CFO’s designee, such as the head of Investor Relations) is not included in the contact, then the CFO or the CFO’s designee must be briefed on the substance of any discussions within two hours after any such contact occurs.

IV. Reporting Violations, Complying with Law and Policy, and Seeking Advice

You should refer suspected violations of this policy to the Legal Department. If you receive material non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your job or if you receive information and are unsure if it is material non-public information, you should not share the information. Instead, you should immediately contact the Legal Department. Consulting your colleagues may only worsen the problem.

The responsibility for protecting Aimco’s reputation rests with each of us. You should become familiar with and must conduct yourself strictly in compliance with all applicable securities laws and regulations and Aimco’s policies and guidelines pertaining to them. If you have any questions about this policy, please contact the Legal Department immediately.

Exhibit 19.1

POLICY STATEMENT ON TRADING IN COMPANY SECURITIES

FOR EXECUTIVE OFFICERS AND DIRECTORS

I. Introduction

This Policy Statement on Trading in Company Securities for Executive Officers and Directors (the “Addendum”) explains certain reporting requirements and procedures which apply to all directors and certain executive officers of Apartment Investment and Management Company (“Aimco” or the “Company”), and is in addition to and supplements the Aimco Statement of Policy on Insider Trading. Please note that this policy applies to all Aimco securities which you hold or may acquire in the future.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Legal Department.

II. Reporting and Form Filing Requirements

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), Directors and certain executive officers (the Section 16 Officers) of Aimco must file forms with the SEC when they engage in certain transactions involving Aimco equity securities. In this context, in addition to basic traditional equity interests such as common stock, Aimco “equity securities” also include any securities that are exchangeable for or convertible into, or that derive their value from, an Aimco equity security. These other securities are known as derivative securities, and include options, restricted share units, warrants, convertible securities, and stock appreciation rights.

Form 3: Initial Beneficial Ownership Statement. A person who becomes a Director or Section 16 Officer of Aimco must file a Form 3 within ten days of becoming a Director or Section 16 Officer, even if the Director or Section 16 Officer is not an owner of Aimco equity securities at the time. The Form 3 must disclose the Director’s or Section 16 Officer’s ownership of any Aimco equity securities the Director or Section 16 Officer owns immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a Director or Section 16 Officer, and for up to six months after a person no longer holds such a position with Aimco, a Form 4 must be filed before 10:00 p.m. Eastern on the second business day following the day that there is a change in the number of Aimco equity securities held from that previously reported to the SEC. There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a Director or Section 16 Officer of Aimco during any part of Aimco’s fiscal year to report: (1) all reportable transactions in Aimco equity securities that were specifically eligible for deferred reporting on Form 5; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of Aimco’s fiscal year, which is February 14, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and unreported transactions of less than $10,000 in any six month period, either of which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due.

Exhibit 19.1

Indirect Ownership

The reports described above must also reflect any indirect ownership by Directors and Section 16 Officers, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the Director’s or Section 16 Officer’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Legal Department, or, if you prefer, your individual legal counsel. Aimco must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to Aimco securities.

Reporting Exemptions for Certain Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for Director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements, although related share withholding transactions, if any, would give rise to Form 4 reporting obligations.

III. Short-Swing Trading Profits and Short Sales

Short-Swing Trading Profits

In order to discourage Directors and Officers from profiting through short-term trading transactions in Aimco equity securities, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to Aimco. (This is in addition to the Form reporting requirements described above.)

“Short-swing profits” are profits, whether real or notional, that result from any purchase and sale, or sale and purchase of Aimco equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in Aimco securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

Exhibit 19.1

Short-swing Exemptions for Certain Reinvestment and Employee Benefit Plan Transactions

As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine whether a director or officer has realized profit subject to the short-swing profit rule described above, but Rule 16b-3 creates an exemption for, or permits the Company’s board of directors or a qualifying committee to exempt, certain transactions between (i) a director or officer and (ii) the Company or certain benefit plans sponsored by the Company.

Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for short-swing purposes, provided that the benefit plan meets various statutory requirements.

Aimco’s 2015 Stock Award and Incentive Plan meets these requirements, and therefore an ordinary course acquisition of equity securities under it generally speaking is not treated as a “purchase” subject to the short-swing profit rule purposes.

IV. Limitations and Requirements on Resales of the Company’s Securities

Under the Securities Act, Directors and certain Officers who are affiliates1 of Aimco who wish to sell Aimco securities generally must comply with the requirements of Rule 144 or be forced to register the securities under the Securities Act. “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates). Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).

The following summarizes relevant provisions of Rule 144 as they apply to resales by Directors and Officers seeking to take advantage of the safe harbor:

1. Current public information. There must be adequate current public information available regarding Aimco. This requirement is satisfied only if Aimco has filed all reports required by the Exchange Act during the twelve months preceding the sale.

2. Manner of sale.2 The sale of Aimco shares by a Director or Officer must be made in one of the following manners:

1 Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

2 The manner of sale requirements apply only to equity securities. Debt securities are not subject to any manner of sale requirements.

Exhibit 19.1

a.
in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;

b.
to a market maker at the price held out by the market maker; or

c.
in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.3

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of Aimco.

3. Number of shares which may be sold.

Equity Securities:

The amount of equity securities that a Director or Officer may sell in a three-month period is limited to the greater of:

a.
one percent of the outstanding shares of the same class of the Company, or

b.
the average weekly reported trading volume in the four calendar weeks preceding the transactions.

Debt Securities:

The amount of debt securities that a Director or Officer may sell in a three-month period is limited to the greater of:

a.
the average weekly reported trading volume in the four calendar weeks preceding the sale, or

b.
ten (10) percent of the principal amount of the tranche of debt securities (or ten (10) percent of the class of non-participatory preferred stock).

4. Notice of proposed sale. If the amount of securities proposed to be sold by a Director or Officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the Officer or Director must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

3 A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.

Exhibit 19.1

5. Holding Periods. Any Aimco securities acquired directly or indirectly from Aimco in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

V. Penalties for Violating the Securities Laws and Company Policy

The seriousness of securities law violations is reflected in the penalties such violations carry. A Director’s resignation may be sought, or an Officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both Aimco itself and individual Directors, Officers or teammates may be subjected to both criminal and civil liability. These violations may also create negative publicity for Aimco.

VI. Questions

Because of the technical nature of some aspects of the federal securities laws, all Directors and Officers should review this material carefully and contact the Legal Department if at any time (i) you have questions about this policy or its application to a particular situation; or (ii) you plan to trade in Aimco securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Company policy.